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                                                                    Exhibit 99.1

 MACUGEN(TM) (PEGAPTANIB SODIUM INJECTION) SHOWS POSITIVE VISUAL AND ANATOMICAL
   OUTCOMES IN A PHASE 2 TRIAL FOR PATIENTS WITH DIABETIC MACULAR EDEMA (DME)

-- Proof of Principle for Anti-VEGF Therapy in the Leading Cause of Vision Loss
                                in Diabetics --


NEW YORK, May 3, 2004 - Eyetech Pharmaceuticals, Inc. (NASDAQ: EYET) a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye, and Pfizer Inc, today announced that a phase 2 study of Macugen, an investigational drug, showed positive visual and anatomical outcomes for diabetic macular edema (DME). Diabetic retinopathy is the leading cause of blindness in people less than 50 years of age in developed countries. DME is the leading cause of vision loss in diabetic retinopathy.

The preliminary data were statistically significant for Macugen (0.3 mg) vs sham injection with respect to zero (0) or greater, 1 or greater and 2 or greater line gainers at 36 weeks. The lowest efficacious dose for this trial (0.3 mg) was the same as that for Macugen in age-related macular degeneration (AMD).

      - In the Macugen (0.3 mg) group, 73% of patients gained 0 or more lines compared to 51% in the sham injected group, a 43% relative treatment effect (p=0.02).

      - In the Macugen (0.3 mg) group, 59% of patients gained 1 or more lines compared to 34% in the sham injected group, a 73% relative treatment effect (p=0.01).

      - In the Macugen (0.3 mg) group, 34% of patients gained 2 or more lines compared to 10% in the sham injected group, a 240% relative treatment effect (p=0.003).

      - In the Macugen (0.3 mg) group, 18% of patients gained 3 or more lines compared to 7% in the sham injected group, a 157% relative treatment trend.

Optical coherence tomography (OCT), an imaging technique, which may anatomically quantify retinal thickness or edema, showed a 300% relative reduction trend in retinal thickness for Macugen (0.3 mg) compared to controls (50.79 um vs. 12.68 um). In the geometric center of the macula, that region directly responsible for high acuity vision, the odds of a decrease in retinal thickness of 75 um or more is 4 times larger for the Macugen (0.3 mg) group vs. controls (p=0.0078).

A preliminary look at the first draft of safety data suggests that the safety profile of Macugen in patients with DME appears to be well-tolerated. Further detailed analysis of the safety data is ongoing. In approximately 1200 patients with age-related macular degeneration (a non-diabetic condition in older patients) Macugen seems to be well-tolerated systemically at all three doses. Most of the adverse events appear mild, transient, and attributed by investigators to the injection procedure rather than the study drug.
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The preliminary data from this phase 2 study, combined with results from likely future studies, may ultimately allow Eyetech and Pfizer to expand the use of Macugen into a second large market such as diabetic retinopathy.

"The preliminary data from this proof of principle phase 2 clinical trial highlight a new way to potentially treat patients with diabetic retinopathy. We are encouraged that the use of Macugen may be able to be expanded into a second large area of unmet medical need in addition to wet AMD, assuming future confirmatory trials" said David Guyer, M.D., Chief Executive Officer and Co-founder of Eyetech Pharmaceuticals. "These preliminary data suggest that inhibiting the pathological isoform VEGF165 may be beneficial for patients with diabetic macular edema, the leading cause of vision loss in patients with diabetes."

"We are encouraged by the findings of this study and the impact Macugen could potentially have on diabetic retinopathy," said Michael Widlitz, MD, Vice President, Pfizer Inc. "There is a tremendous unmet medical need for innovative treatments to help patients suffering from this debilitating disease. Pfizer is committed to promote healthy aging, and one of our areas of focus is ophthalmology. Macugen is the first drug targeting the underlying mechanism for the most common causes of severe vision loss in the western world, AMD and diabetic retinopathy. These new data may potentially add another large disease area that may benefit from treatment with Macugen." said Widlitz.

ABOUT THE DME STUDY

This multi-center phase 2 study enrolled 169 patients in a randomized, double-masked placebo controlled protocol. Patients received varying doses (0.3 mg, 1 mg, 3 mg) of Macugen via intravitreous injections or sham every six weeks for at least 12 weeks and then at the discretion of the investigators. The patients enrolled in this study were required to have been eligible for thermal laser therapy for DME.

ABOUT DIABETIC RETINOPATHY

DME is a common complication of diabetic retinopathy, a disease affecting the blood vessels of the retina. Diabetic retinopathy results in multiple abnormalities in the retina, including retinal thickening or edema, hemorrhages, impeded blood flow, excessive leakage of fluid from blood vessels and, in the final stages, abnormal blood vessel growth. This blood vessel growth can lead to hemorrhages and severe retinal damage. When the blood vessel leakage of diabetic retinopathy causes swelling in the macula, it is referred to as DME.
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According to the American Diabetes Association (ADA) there are at least 18 million people diagnosed with diabetes in the United States. After 10 years of disease duration, 75% of diabetics have developed some form of diabetic retinopathy. DME is the leading cause of vision loss for patients with diabetes, and according to the ADA, in the US there are approximately 500,000 people suffering from DME, with approximately 75,000 new cases each year. There is a significant unmet medical need for a new therapy for this disease.

ABOUT MACUGEN

Macugen is a pegylated anti-VEGF aptamer, which binds to and thus inhibits the activity of vascular endothelial growth factor (VEGF) that has also met its pivotal phase 2/3 primary efficacy endpoint for the treatment of wet AMD. Eyetech and Pfizer are jointly planning to file in the third quarter of 2004 a new drug application (NDA) with the FDA seeking approval for Macugen in wet AMD. The FDA has given "fast track" designation to Macugen for the treatment of both wet AMD and DME.

VEGF is a protein that plays a critical role in angiogenesis (the formation of new blood vessels) and permeability (leakage from blood vessels) of vessels. VEGF is the most potent permeability factor currently characterized. DME is characterized by enhanced vascular permeability. It is believed that by specifically blocking the pathological isoform VEGF165, Macugen may inhibit the permeability effects characteristic of diabetic macular edema.

Eyetech scientists and other independent laboratories have shown in preclinical studies that administration of VEGF165 creates a condition virtually indistinguishable from human diabetic retinopathy. In addition, in separate preclinical studies, Macugen injections significantly improved the signs of diabetic retinopathy.

ABOUT EYETECH PHARMACEUTICALS, INC.

Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. Eyetech's initial focus is on diseases affecting the back of the eye. The company's most advanced product candidate is Macugen(TM) (pegaptanib sodium injection), which Eyetech is developing with Pfizer Inc for the prevention and treatment of diseases of the eye and related conditions. Eyetech's lead clinical trials include two phase 2/3 pivotal clinical trials for the use of Macugen in the treatment of the wet form of age-related macular degeneration and a phase 2 clinical trial for the use of Macugen for the treatment of diabetic macular edema.
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ABOUT PFIZER INC

Pfizer Inc discovers, develops, manufactures and markets leading prescription medicines for humans and animals in many of the world's best-known consumer brands. For more information about Pfizer, please see www.pfizer.com.

ABOUT PFIZER OPHTHALMICS

Pfizer Ophthalmics, a division of Pfizer Inc, is dedicated to preserving sight and preventing blindness in patients with ocular diseases.

EYETECH SAFE HARBOR STATEMENT

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to: new information arising out of the preliminary clinical trial results, our heavy dependence on the success of Macugen, which is still under development; our dependence on our strategic collaboration with Pfizer; obtaining regulatory approval to market Macugen and any other products that we may develop in the future; our dependence on third parties to manufacture Macugen; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the "Risk Factors that May Affect Results" section of our Annual Report on Form 10-K, filed with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

Contact:
Glenn Sblendorio
Chief Financial Officer
T: 212-824-3100
F: 212-824-3240

www.eyetech.com
SOURCE: Eyetech Pharmaceuticals, Inc.